                             SUPPLEMENTAL INDENTURE

         SUPPLEMENTAL INDENTURE dated as of July 6, 2005, between Impax Laboratories, Inc., a Delaware corporation (hereinafter called the "COMPANY"), having its principal office at 3735 Castor Avenue, Philadelphia, Pennsylvania 19124, and HSBC Bank USA, National Association, a national banking association, as trustee (hereinafter called the "TRUSTEE").

                              W I T N E S S E T H:

         WHEREAS, the Company has duly authorized and issued its 3.5% Convertible Senior Subordinated Debentures Due 2012 (hereinafter called the "DEBENTURES"), in the aggregate principal amount of $75,000,000 and, to provide the terms and conditions upon which the Debentures were authenticated, issued and delivered, the Company duly authorized and entered into an Indenture dated as of June 27, 2005, between the Company and the Trustee (the "INDENTURE"); all capitalized terms used and not otherwise defined herein shall have the respective meanings ascribed to such terms in the Indenture; and

         WHEREAS, the Average Closing Price has been calculated, the Make-Whole Premium Table has been finalized, and each has been agreed upon by the Company and the Holders of the Debentures and, in accordance with and pursuant to
Section 12.01(h) of the Indenture, the Company desires to enter into this Supplemental Indenture for the purpose of making provision for the Initial Supplemental Indenture Matters; and

         WHEREAS, all acts and things necessary to make this Supplemental Indenture, when executed by the Company and the Trustee, as in the Indenture provided, the valid, binding and legal obligations of the Company, and to constitute this Supplemental Indenture a valid agreement according to its terms, have been done and performed, and the execution of this Supplemental Indenture has in all respects been duly authorized;

         NOW, THEREFORE, THIS SUPPLEMENTAL INDENTURE WITNESSETH:

         That in order to make provision for the Initial Supplemental Indenture Matters, and in consideration of the premises set forth herein, the Company covenants and agrees with the Trustee for the equal and proportionate benefit of the respective Holders from time to time of the Debentures, as follows:

         Section 1.01. Average Closing Price. Pursuant to clause (x) of Section 5.01(c) of the Indenture, the Average Closing Price is calculated to be $15.919.

         Section 1.02. Make - Whole Premium. Pursuant to clause (y) of Section 5.01(c) of the Indenture, Exhibit B to the Indenture is hereby replaced by Exhibit B to this Supplemental Indenture, which constitutes the Make-Whole Premium Table under the Indenture.

         Section 1.03. Effect of Supplemental Indenture. Except as set forth herein, the Indenture shall remain in full force and effect, and remains the valid, binding, and legal obligation of the Company and the Trustee, as modified hereby.

         Section 1.04. Governing Law. This Supplemental Indenture shall be deemed to be a contract made under the laws of the State of New York, and for all purposes shall be construed in accordance with the laws of the State of New York, without regard to conflicts of laws principles thereof.

         Section 1.05. Execution In Counterparts. This Supplemental Indenture may be executed in any number of counterparts, each of which shall be an original, but such counterparts shall together constitute but one and the same instrument.

         Section 1.06. The Trustee. The recitals contained herein shall be taken as the statements of the Company and the Trustee assumes no responsibility for their correctness. The Trustee makes no representations as to the validity or sufficiency of this Supplemental Indenture, or as to the calculations of the Average Closing Price and the figures set forth in the Make-Whole Premium Table.



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


         IN WITNESS WHEREOF, the parties hereto have caused this Supplemental Indenture to be duly executed.

                              IMPAX LABORATORIES, INC.


                              By: /s/ Barry R. Edwards
                                  ------------------------------------------
                                  Barry R. Edwards
                                  Chief Executive Officer

                              HSBC BANK USA, NATIONAL ASSOCIATION, as Trustee


                              By: /s/ Frank Godino
                                  ------------------------------------------
                                  Name: Frank Godino
                                  Title: Vice President

                                    EXHIBIT B

                            MAKE-WHOLE PREMIUM TABLE

                                                                     Stock Price
Effective  ------------------------------------------------------------------------------------------------------------------------
  Date     $15.92  $17.00 $18.00  $19.00  $20.00  $22.50  $25.00  $27.50 $30.00  $35.00 $40.00 $45.00  $50.00  $55.00 $60.00 $65.00
---------  ------  ------ ------  ------  ------  ------  ------  ------ ------  ------ ------ ------  ------  ------ ------ ------
7/1/2005    14.50   12.67  11.29   10.14   9.17    7.34    6.08    5.16   4.46    3.46   2.78   2.28    1.89    1.58   1.33   1.12
7/1/2006    14.50   12.38  10.89    9.67   8.65    6.79    5.54    4.66   4.01    3.10   2.49   2.05    1.70    1.43   1.20   1.02
7/1/2007    14.50   12.11  10.47    9.14   8.06    6.14    4.92    4.09   3.50    2.69   2.17   1.78    1.49    1.25   1.06   0.90
7/1/2008    14.50   11.70   9.84    8.39   7.24    5.31    4.16    3.42   2.90    2.22   1.79   1.48    1.24    1.05   0.89   0.76
7/1/2009    14.50   10.50   8.36    7.11   6.11    4.36    3.31    2.65   2.21    1.68   1.35   1.12    0.94    0.80   0.68   0.59
7/1/2010    14.50   9.48    7.68    6.25   5.13    3.28    2.28    1.72   1.40    1.05   0.85   0.71    0.60    0.51   0.44   0.38
7/1/2011    14.50   9.28    7.00    5.23   3.87    1.84    0.97    0.62   0.47    0.36   0.30   0.25    0.21    0.18   0.16   0.14
7/1/2012     0.00   0.00    0.00    0.00   0.00    0.00    0.00    0.00   0.00    0.00   0.00   0.00    0.00    0.00   0.00   0.00